Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATE: February 1, 2021

Investor Relations	Media Relations
CONTACT: Kelly Boyer	CONTACT: Lori Lecker
PHONE: 412-248-8287	PHONE: 412-248-8224
kelly.boyer@kennametal.com	lori.lecker@kennametal.com
Kennametal Announces Fiscal 2021 Second Quarter Results
•Sales of $441 million increased 10 percent sequentially
•Strong free operating cash flow further strengthening liquidity position
•Simplification/modernization initiatives and cost control measures supported year-over-year margin improvement
•Second quarter incremental simplification/modernization benefits of $23 million, up 117 percent year-over-year; $180 million of cumulative savings expected by end of FY21
•Gaining traction in Metal Cutting fit-for-purpose applications globally with new and existing customers
PITTSBURGH, (February 1, 2021) – Kennametal Inc. (NYSE: KMT) (the "Company") today reported results for its fiscal 2021 second quarter ended December 31, 2020, with earnings per diluted share (EPS) of $0.23, compared with loss per diluted share (LPS) of $0.07 in the prior year quarter, and adjusted EPS of $0.16, compared with adjusted EPS of $0.17 in the prior year quarter.
“We experienced strong sequential sales growth in the quarter that outpaced our expectations, driven by improving demand mainly in the Transportation and General Engineering end-markets. These end-market trends coupled with the progress on our growth initiatives and continued delivery of simplification/modernization benefits led to solid margin improvement and strong free operating cash flow in the quarter,” said Christopher Rossi, President and CEO.
Rossi continued: “Our transformation is well underway, and we have permanently improved the cost-structure of the Company, as demonstrated by the higher profitability levels we are achieving now versus previous downturns. Assuming no significant economic shutdowns from COVID-19, we expect Q3 sales to modestly outpace normal seasonal trends and to have positive free operating cash flow for the full year. We remain well positioned to gain market share and deliver better profitability as end-markets continue to improve due to our actions over the last few years.”

Simplification/Modernization Update
The Company has achieved annualized savings since inception to date from simplification/modernization of $145 million. Total incremental benefits related to simplification/modernization initiatives in the quarter were approximately $23 million, which includes incremental restructuring savings of approximately $17 million as noted in the table below.

RESTRUCTURING AND RELATED CHARGES AND SAVINGS (PRE-TAX)
($ in millions)
	Charges			Approximate Savings
Programs	Total Estimated	Current Quarter	Inception to Date	Total Estimated	Incremental Current Quarter	Annualized Inception to Date
FY20 Actions(1)	$55 - $60	$—	$55	$30 - $35	$5	$35
FY21 Actions	90 - 100	4	75	65 - 75	12	48
Total	$145 - $160	$4	$130	$95 - $110	$17	$83
(1) The FY20 Actions are considered substantially complete.

Fiscal 2021 Second Quarter Key Developments
Sales of $441 million increased 10 percent sequentially from the first quarter, outpacing the typical seasonal trend. Compared to the prior year's second quarter, sales decreased 13 percent from $505 million, reflecting an organic sales decline of 14 percent and a decline from divestiture of 1 percent, partially offset by favorable currency exchange and business day effects of 1 percent, respectively.
Operating income was $19 million, or 4.3 percent of sales, compared to operating loss of $48 million, or negative 9.4 percent of sales, in the prior year quarter. The increase in operating income was due primarily to $4 million of restructuring and related charges compared to $51 million in the prior year quarter, lower raw material costs of approximately $29 million, approximately $23 million of incremental simplification/modernization benefits, cost-control measures and no goodwill and other intangible asset impairment charges or losses on divestiture in the current year quarter, partially offset by organic sales decline and unfavorable labor and fixed cost absorption due to lower volumes. Adjusted operating income was $23 million, or 5.3 percent margin, compared to $24 million, or 4.8 percent margin, in the prior year quarter.
Reported EPS in the current quarter includes restructuring and related charges of $0.04, partially offset by differences in annual projected tax rates of $0.11. Reported LPS in the prior year quarter includes restructuring and related charges of $0.55, goodwill and other intangible asset impairment charges of $0.16, loss on divestiture of $0.06, partially offset by a discrete benefit from Swiss tax reform of $0.18 and differences in annual projected tax rates of $0.35.
The reported effective tax rate (ETR) for the quarter was 39.0 percent (benefit on income) and the adjusted ETR was 24.7 percent (provision on income), compared to reported ETR of 87.9 percent and adjusted ETR of 29.6 percent in the prior year quarter, both provisions on income. The year-over-year change in the reported ETR is due primarily to the effects of changes in projected pretax income, geographical mix and certain events that did not repeat in the current year such as Swiss tax reform and goodwill and other intangible asset impairments. The change in the adjusted ETR year-over-year is due primarily to the effects of changes in projected pretax income and geographical mix.
Year-to-date net cash flow provided by operating activities was $67 million compared to $87 million in the prior year period. The change in net cash flow provided by operating activities was driven primarily by working capital adjustments. Year-to-date free operating cash flow (FOCF) was negative $0.4 million compared to negative $60 million in the prior year period. The improvement in FOCF was driven primarily by lower capital expenditures of $79 million, partially offset by working capital adjustments. The Company remains in compliance with all covenants and had full availability under the terms of the Credit Agreement as of December 31, 2020.

Outlook and Third Quarter Assumptions
While there continue to be signs of improvement, overall global market conditions remain unpredictable and visibility into the Company's primary end-markets remains limited. Therefore, the Company will not be providing an FY21 outlook at this time, outside of capital spending, which is unchanged and expected to be between $110 million and $130 million. The Company will provide more details regarding its third quarter assumptions on its conference call.

Segment Results
Metal Cutting sales of $283 million increased 14 percent sequentially from the first quarter outpacing the typical seasonal trend. Compared to the prior year's second quarter, sales decreased 13 percent from $324 million year-over-year, driven by an organic sales decline of 14 percent, partially offset by a favorable currency exchange effect of 1 percent. Operating income was $14 million, or 4.8 percent of sales, compared to operating loss of $35 million, or negative 10.9 percent of sales, in the prior year quarter. The increase in operating income was primarily due to $4 million of restructuring and related charges compared to $49 million in the prior year quarter, approximately $15 million of incremental simplification/modernization benefits, lower raw material costs of $7 million, cost-control measures and no goodwill and other intangible asset impairment charges in the current year quarter, partially offset by organic sales decline and unfavorable labor and fixed cost absorption due to lower volumes. Adjusted operating income was $17 million, or 6.1 percent margin, compared to $29 million, or 8.9 percent margin, in the prior year quarter.
Infrastructure sales of $158 million increased 3 percent from the first quarter, but decreased 13 percent from $182 million year-over-year, driven by an organic sales decline of 14 percent and a 1 percent decline from divestiture, partially offset by a favorable currency exchange and business day effects of 1 percent, respectively. Operating income was $6 million, or 4.0 percent margin, compared to operating loss of $12 million, or negative 6.4 percent margin, in the prior year quarter. The improvement in operating results was primarily driven by lower raw material costs of $22 million, approximately $5 million of incremental simplification/modernization benefits, cost-control measures and no loss on divestiture in the current year quarter, partially offset by organic sales decline and unfavorable labor and fixed cost absorption due to lower volumes. Adjusted operating income was $7 million, or 4.4 percent margin, compared to adjusted operating loss of $3 million, or negative 1.8 percent margin, in the prior year quarter.

Dividend Declared
Kennametal also announced that its Board of Directors declared a quarterly cash dividend of $0.20 per share. The dividend is payable on February 23, 2021 to shareholders of record as of the close of business on February 9, 2021.
The Company will host a conference call to discuss its second quarter fiscal 2021 results on Tuesday, February 2, 2021 at 8:00 a.m. Eastern Time. The conference call will be broadcast via real-time audio on the Kennametal website at www.kennametal.com. Once on the homepage, select "About Us", “Investor Relations” and then “Events.”
This earnings release contains non-GAAP financial measures. Reconciliations and descriptions of all non-GAAP financial measures are set forth in the tables that follow.

Certain statements in this release may be forward-looking in nature, or “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. For example, statements about Kennametal’s outlook for earnings, sales volumes, cash flow, capital expenditures and effective tax rate for fiscal year 2021 and our expectations regarding future growth and financial performance are forward-looking statements. Any forward-looking statements are based on current knowledge, expectations and estimates that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, our actual results could vary materially from our current expectations. There are a number of factors that could cause our actual results to differ from those indicated in the forward-looking statements. They include: the duration of the COVID-19 pandemic and its impacts on our business operations, financial results and financial position and on the industries in which we operate and the global economy generally; other downturns in the business cycle or the economy; our ability to achieve all anticipated benefits of restructuring, simplification and modernization initiatives; risks related to our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability; changes in the regulatory environment in which we operate, including environmental, health and safety regulations; potential for future goodwill and other intangible asset impairment charges; our ability to protect and defend our intellectual property; continuity of information technology infrastructure; competition; our ability to retain our management and employees; demands on management resources; availability and cost of the raw materials we use to manufacture our products; product liability claims; integrating acquisitions and achieving the expected savings and synergies; global or regional catastrophic events; demand for and market acceptance of our products; business divestitures; labor relations; and implementation of environmental remediation matters. Many of these risks and other risks are more fully described in our latest annual report on Form 10-K and our other periodic filings with the Securities and Exchange Commission. We can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.

About Kennametal
With over 80 years as an industrial technology leader, Kennametal Inc. delivers productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day approximately 9,000 employees are helping customers in more than 60 countries stay competitive. Kennametal generated nearly $1.9 billion in revenues in fiscal 2020. Learn more at www.kennametal.com. Follow @Kennametal: Twitter, Instagram, Facebook, LinkedIn and YouTube.

FINANCIAL HIGHLIGHTS
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended December 31,		Six Months Ended December 31,
(in thousands, except per share amounts)	2020	2019	2020	2019
Sales	$440,507	$505,080	$840,812	$1,023,168
Cost of goods sold	318,978	373,062	614,210	752,170
Gross profit	121,529	132,018	226,602	270,998
Operating expense	97,758	107,548	191,097	221,739
Restructuring and asset impairment charges	1,390	62,329	26,967	66,995
Loss on divestiture	—	6,517	—	6,517
Amortization of intangibles	3,347	3,262	6,681	7,008
Operating income (loss)	19,034	(47,638)	1,857	(31,261)
Interest expense	8,317	8,055	18,896	15,936
Other income, net	(3,857)	(4,211)	(7,875)	(6,891)
Income (loss) before income taxes	14,574	(51,482)	(9,164)	(40,306)
Benefit from income taxes	(5,676)	(45,253)	(8,554)	(41,487)
Net income (loss)	20,250	(6,229)	(610)	1,181
Less: Net income (loss) attributable to noncontrolling interests	862	(290)	1,677	653
Net income (loss) attributable to Kennametal	$19,388	$(5,939)	$(2,287)	$528
PER SHARE DATA ATTRIBUTABLE TO KENNAMETAL SHAREHOLDERS
Basic earnings (loss) per share	$0.23	$(0.07)	$(0.03)	$0.01
Diluted earnings (loss) per share	$0.23	$(0.07)	$(0.03)	$0.01
Basic weighted average shares outstanding	83,582	83,075	83,451	82,979
Diluted weighted average shares outstanding	84,197	83,075	83,451	83,618

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	December 31, 2020	June 30, 2020
ASSETS
Cash and cash equivalents	$103,188	$606,684
Accounts receivable, net	275,151	237,983
Inventories	497,224	522,447
Other current assets	73,123	73,698
Total current assets	948,686	1,440,812
Property, plant and equipment, net	1,073,474	1,038,271
Goodwill and other intangible assets, net	409,108	403,148
Other assets	183,558	155,360
Total assets	$2,614,826	$3,037,591
LIABILITIES
Revolving and other lines of credit and notes payable	$34,979	$500,368
Accounts payable	134,153	164,641
Other current liabilities	233,509	233,071
Total current liabilities	402,641	898,080
Long-term debt	593,757	594,083
Other liabilities	298,739	276,640
Total liabilities	1,295,137	1,768,803
KENNAMETAL SHAREHOLDERS’ EQUITY	1,279,154	1,229,885
NONCONTROLLING INTERESTS	40,535	38,903
Total liabilities and equity	$2,614,826	$3,037,591

SEGMENT DATA (UNAUDITED)	Three Months Ended December 31,		Six Months Ended December 31,
(in thousands)	2020	2019	2020	2019
Outside Sales:
Metal Cutting	$282,917	$323,579	530,793	647,664
Infrastructure	157,590	181,501	310,019	375,504
Total sales	$440,507	$505,080	$840,812	$1,023,168
Sales By Geographic Region:
Americas	$194,257	$245,243	373,892	504,532
EMEA	137,219	150,433	259,982	303,913
Asia Pacific	109,031	109,404	206,938	214,723
Total sales	$440,507	$505,080	$840,812	$1,023,168
Operating income (loss):
Metal Cutting	$13,693	$(35,177)	(9,933)	(15,870)
Infrastructure	6,265	(11,570)	13,533	(14,260)
Corporate (2)	(924)	(891)	(1,743)	(1,131)
Total operating income (loss)	$19,034	$(47,638)	$1,857	$(31,261)
(2) Represents unallocated corporate expenses.

NON-GAAP RECONCILIATIONS (UNAUDITED)

In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables include, where appropriate, a reconciliation of adjusted results including: operating income (loss) and margin; ETR; net income (loss) attributable to Kennametal; diluted EPS (LPS); Metal Cutting operating income (loss) and margin; Infrastructure operating income (loss) and margin; FOCF; and consolidated and segment organic sales decline (all of which are non-GAAP financial measures), to the most directly comparable GAAP financial measures. Adjustments for the three months ended December 31, 2020 include restructuring and related charges and differences in projected annual tax rates. Adjustments for the three months ended December 31, 2019 include restructuring and related charges, goodwill and other intangible asset impairment charges, a loss on divestiture, a discrete tax benefit from Swiss tax reform and differences in projected annual tax rates. For those adjustments that are presented ‘net of tax’, the tax effect of the adjustment can be derived by calculating the difference between the pre-tax and the post-tax adjustments presented. The tax effect on adjustments is calculated by preparing an overall tax calculation including the adjustments and then a tax calculation excluding the adjustments. The difference between these calculations results in the tax impact of the adjustments.
Management believes that presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the Company. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures used by management may not be comparable to non-GAAP financial measures used by other companies. Reconciliations and descriptions of all non-GAAP financial measures are set forth in the disclosures below.

THREE MONTHS ENDED DECEMBER 31, 2020 (UNAUDITED)
(in thousands, except percents and per share data)	Sales	Operating income	ETR	Net income(3)	Diluted EPS
Reported results	$440,507	$19,034	(39.0)%	$19,388	$0.23
Reported operating margin		4.3%
Restructuring and related charges	—	4,233	17.3	3,501	0.04
Differences in projected annual tax rates(4)	—	—	46.4	(9,583)	(0.11)
Adjusted results	$440,507	$23,267	24.7%	$13,306	$0.16
Adjusted operating margin		5.3%
(3) Attributable to Kennametal.
(4) Represents a change in the method in which management calculates the tax effect on adjustments within the non-GAAP reconciliations. By separately presenting the effect of the differences in projected annual tax rates during the period, management believes that the tax effects related to restructuring and related charges are more accurately reflected. This change does not affect adjusted results.

THREE MONTHS ENDED DECEMBER 31, 2020 (UNAUDITED)
	Metal Cutting		Infrastructure
(in thousands, except percents)	Sales	Operating income	Sales	Operating income
Reported results	$282,917	$13,693	$157,590	$6,265
Reported operating margin		4.8%		4.0%
Restructuring and related charges	—	3,528	—	702
Adjusted results	$282,917	$17,221	$157,590	$6,967
Adjusted operating margin		6.1%		4.4%

THREE MONTHS ENDED DECEMBER 31, 2019 (UNAUDITED)
(in thousands, except percents and per share data)	Sales	Operating (loss) income	ETR	Net (loss) income(3)	Diluted (LPS) EPS
Reported results	$505,080	$(47,638)	87.9%	$(5,939)	$(0.07)
Reported operating margin		(9.4)%
Restructuring and related charges	—	50,969	(10.0)	45,863	0.55
Goodwill and other intangible asset impairment charges	—	14,627	(3.0)	13,356	0.16
Loss on divestiture	—	6,517	(21.0)	5,148	0.06
Discrete benefit from Swiss tax reform	—	—	(29.7)	(15,288)	(0.18)
Differences in projected annual tax rates(4)	—	—	5.4	(29,151)	(0.35)
Adjusted results	$505,080	$24,475	29.6%	$13,989	$0.17
Adjusted operating margin		4.8%
(3) Attributable to Kennametal.
(4) Represents a change in the method in which management calculates the tax effect on adjustments within the non-GAAP reconciliations. By separately presenting the effect of the differences in projected annual tax rates during the period, management believes that the tax effects related to restructuring and related charges and other adjustments are more accurately reflected. This change does not affect adjusted results. The tax effects presented above for the three months ended December 31, 2019 have been retrospectively adjusted to align with this change in methodology.

THREE MONTHS ENDED DECEMBER 31, 2019 (UNAUDITED)
	Metal Cutting		Infrastructure
(in thousands, except percents)	Sales	Operating (loss) income	Sales	Operating loss
Reported results	$323,579	$(35,177)	$181,501	$(11,570)
Reported operating margin		(10.9)%		(6.4)%
Restructuring and related charges	—	49,243	—	1,726
Goodwill and other intangible asset impairment charges	—	14,627	—	—
Loss on divestiture	—	—	—	6,517
Adjusted results	$323,579	$28,693	$181,501	$(3,327)
Adjusted operating margin		8.9%		(1.8)%

Free Operating Cash Flow (FOCF)
FOCF is a non-GAAP financial measure and is defined by the Company as net cash flow provided by operating activities (which is the most directly comparable GAAP financial measure) less capital expenditures plus proceeds from disposals of fixed assets. Management considers FOCF to be an important indicator of the Company's cash generating capability because it better represents cash generated from operations that can be used for dividends, debt repayment, strategic initiatives (such as acquisitions) and other investing and financing activities.

FREE OPERATING CASH FLOW (UNAUDITED)	Six Months Ended December 31,
(in thousands)	2020	2019
Net cash flow provided by operating activities	$67,352	$87,097
Purchases of property, plant and equipment	(68,616)	(147,532)
Disposals of property, plant and equipment	904	835
Free operating cash flow	$(360)	$(59,600)

Organic Sales Decline
Organic sales decline is a non-GAAP financial measure of sales decline (which is the most directly comparable GAAP measure) excluding the effects of acquisitions, divestitures, business days and foreign currency exchange from year-over-year comparisons. Management believes this measure provides investors with a supplemental understanding of underlying sales trends by providing sales growth (decline) on a consistent basis. Management reports organic sales growth (decline) at the consolidated and segment levels.

ORGANIC SALES DECLINE (UNAUDITED)
Three Months Ended December 31, 2020	Metal Cutting	Infrastructure	Total
Organic sales decline	(14)%	(14)%	(14)%
Foreign currency exchange effect (5)	1	1	1
Business days effect (6)	—	1	1
Divestiture effect (7)	—	(1)	(1)
Sales decline	(13)%	(13)%	(13)%
(5) Foreign currency exchange effect is calculated by dividing the difference between current period sales and current period sales at prior period foreign exchange rates by prior period sales.
(6) Business days effect is calculated by dividing the year-over-year change in weighted average working days (based on mix of sales by country) by prior period weighted average working days.
(7) Divestiture effect is calculated by dividing prior period sales attributable to divested businesses by prior period sales.